Exhibit 99.2

EXCERPTS FROM THE PRELIMINARY OFFERING MEMORANDUM DATED

FEBRUARY 26, 2024 AND INVESTOR PRESENTATION

Excerpt from Preliminary Offering Memorandum Dated February 26, 2024

We are in discussions with one or more financial institutions, which may include the initial purchasers in this offering or their affiliates, regarding a potential revolving credit facility (the “Revolving Credit Facility”), which would provide for revolving borrowings in an aggregate principal amount of up to $200 million outstanding at any one time. It has not been determined whether the Revolving Credit Facility will be secured or unsecured. To the extent that the Revolving Credit Facility is secured, we anticipate that it will be secured by a first priority security interest in substantially all of our assets. Proceeds are expected to be available to us for general corporate purposes, including to fund working capital requirements and to fund all or a portion of the purchase price for potential acquisitions that we may identify in the future. We have not designated any specific uses and have no current agreements with respect to any acquisition or strategic transaction.

The Revolving Credit Facility is not a committed facility and is subject to agreement among us and the prospective lenders. While we anticipate entering into a credit agreement providing for the Revolving Credit Facility following the closing of this offering, there can be no assurances that we will be able to obtain the Revolving Credit Facility on acceptable terms, or at all.

Excerpt from the Investor Presentation

We Are In the Early Innings of a Significant Opportunity

$58B+ TAM

1. Contact Center Cloud Transition

$24B TAM

~20% Cloud Penetrated[1]

Focus: Win Enterprise Customers (~75% of agents and only ~10% cloud)

2. Contact Center Automation / AI

$34B TAM by 2030[2]

Focus: Extend our leadership in this early-stage, growth and ARPU accretive category

FIVE9 TODAY

3. End-to-End Customer Experience (CX)

$72B Incremental Market[3]

Opportunity to provide personalized & predictive customer experience across all touchpoints for sales and marketing, in addition to service

Focus: Execute our vision to become a leading player in customer experience

FIVE9 FUTURE

Source: Gartner, McKinsey, MZA, DMG Consulting, Equity Research: Evercore, Jefferies, Morgan Stanley, UBS
Note: All figures are estimates based on the above sources
[1] Based on management estimates from selected 2020-2021 sources noted above
[2] Represents predicted value of savings from transition to virtual agents within the $210B+ contact center labor market as of 2017
[3] Estimated as of 2022 according to Gartner Market Share Analysis report and excludes the existing estimated TAM of $24Bn for the contact center market

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